Filed Pursuant to Rule 433
Registration Statement No. 333-273447
August 7, 2024

PRICING TERM SHEET – NOTES DUE 2027

Unilever Capital Corporation

$750,000,000 4.250% Senior Notes due 2027

jointly, severally, fully and unconditionally guaranteed by

Unilever PLC

Unilever United States, Inc.

Issuer:	Unilever Capital Corporation
Guarantors:	Unilever PLC Unilever United States,Inc.
Security Type:	SEC-Registered Senior Notes
Anticipated Rating*:	A1/A+ (Moody’s/S&P)
Principal Amount:	$750,000,000
Maturity Date:	August 12, 2027
Coupon:	4.250%
Public Offering Price:	99.733%
Yield to Maturity:	4.346%
Spread to Benchmark Treasury:	T+50 bps
Benchmark Treasury:	UST 4.375% due July 15, 2027
Benchmark Treasury Yield:	3.846%
Benchmark Treasury Price:	101-14+
Net Proceeds:	$746,347,500
Minimum Denominations:	$100,000 and any integral multiple of $1,000 above that amount
CUSIP/ISIN:	904764BU0 / US904764BU02
Trade Date:	August 7, 2024

Interest Payment Dates:	Semi-annually on February 12 and August 12, commencing February 12, 2025
Make-Whole:	T+10bps
Par Call:	At any time on or after July 12, 2027 (1 month prior to their maturity date)
Settlement Date:	August 12, 2024 (T+3)**
Clearing System:	The Depository Trust Company (“DTC”) (including via Euroclear and Clearstream as participants in DTC)
Joint Book-Running Managers:	BNP Paribas Securities Corp. BofA Securities, Inc. HSBC Securities (USA) Inc. Morgan Stanley & Co. LLC
Co-Managers:	Blaylock Van, LLC R. Seelaus & Co., LLC Samuel A. Ramirez & Company, Inc.

*A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**It is expected that delivery of the Notes will be made against payment therefor on the Settlement Date, the third business day following the Trade Date (such settlement being referred to as “T+3”). Under Rule 15c6-l under the Exchange Act, trades in the United States secondary market generally are required to settle in one business day (“T+1”), unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the Trade Date will be required, by virtue of the fact that the Notes will initially settle in T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Settlement procedures in other countries may vary and purchasers of Notes may be affected by such local settlement practices. Purchasers of Notes who wish to trade the Notes on the Trade Date should consult their own adviser.

No PRIIPs or UK PRIIPs key information document (“KID”) has been prepared as the Notes are not available to retail investors in the EEA or the UK.

The issuer and the guarantors have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer and the guarantors have filed with the SEC for more complete information about the issuer, the guarantors and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (1) BNP Paribas Securities Corp. at +1 (800) 854-5674, (2) BofA Securities, Inc. at +1 800-294-1322, (3) HSBC Securities (USA) Inc. at +1 866-811-8049 or (4) Morgan Stanley & Co. LLC at +1 (866) 718-1649.

Filed Pursuant to Rule 433
Registration Statement No. 333-273447
August 7, 2024

PRICING TERM SHEET – NOTES DUE 2034

Unilever Capital Corporation

$1,000,000,000 4.625% Senior Notes due 2034

jointly, severally, fully and unconditionally guaranteed by

Unilever PLC

Unilever United States, Inc.

Issuer:	Unilever Capital Corporation
Guarantors:	Unilever PLC Unilever United States, Inc.
Security Type: Anticipated Rating*:	SEC-Registered Senior Notes A1/A+ (Moody’s/S&P)
Principal Amount:	$1,000,000,000
Maturity Date:	August 12, 2034
Coupon:	4.625%
Public Offering Price:	99.022%
Yield to Maturity:	4.749%
Spread to Benchmark Treasury:	T+80 bps
Benchmark Treasury:	UST 4.375% due May 15, 2034
Benchmark Treasury Yield:	3.949%
Benchmark Treasury Price:	103-13+
Net Proceeds:	$986,020,000
Minimum Denominations:	$100,000 and any integral multiple of $1,000 above that amount
CUSIP/ISIN:	904764BV8 / US904764BV84
Trade Date:	August 7, 2024

Interest Payment Dates:	Semi-annually on February 12 and August 12, commencing February 12, 2025
Make-Whole:	T+15 bps
Par Call:	At any time on or after May 12, 2034 (3 months prior to their maturity date)
Settlement Date:	August 12, 2024 (T+3)**
Clearing System:	The Depository Trust Company (“DTC”) (including via Euroclear and Clearstream as participants in DTC)
Joint Book-Running Managers:	BNP Paribas Securities Corp. BofA Securities, Inc. HSBC Securities (USA) Inc. Morgan Stanley & Co. LLC
Co-Managers:	Blaylock Van, LLC R. Seelaus & Co., LLC Samuel A. Ramirez & Company, Inc.

*A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**It is expected that delivery of the Notes will be made against payment therefor on the Settlement Date, the third business day following the Trade Date (such settlement being referred to as “T+3”). Under Rule 15c6-l under the Exchange Act, trades in the United States secondary market generally are required to settle in one business day (“T+1”), unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the Trade Date will be required, by virtue of the fact that the Notes will initially settle in T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Settlement procedures in other countries may vary and purchasers of Notes may be affected by such local settlement practices. Purchasers of Notes who wish to trade the Notes on the Trade Date should consult their own adviser.

No PRIIPs or UK PRIIPs key information document (“KID”) has been prepared as the Notes are not available to retail investors in the EEA or the UK.

The issuer and the guarantors have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer and the guarantors have filed with the SEC for more complete information about the issuer, the guarantors and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (1) BNP Paribas Securities Corp. at +1 (800) 854-5674, (2) BofA Securities, Inc. at +1 800-294-1322, (3) HSBC Securities (USA) Inc. at +1 866-811-8049 or (4) Morgan Stanley & Co. LLC at +1 (866) 718-1649.